EXHIBIT 3.6(b)


                           CERTIFICATE OF AMENDMENT TO

                         CERTIFICATE OF INCORPORATION OF

                      EDUCATIONAL VIDEO CONFERENCING, INC.


     Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "GCL"), Educational Video Conferencing, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

     1. The Certificate of Incorporation is amended by striking Section 19(a) of the Certificate of Designations (the "COD") of Series B 7% Convertible Preferred Stock of the Corporation ("Series B Preferred") in its entirety and inserting in lieu thereof the following:

          (a) Notwithstanding anything herein to the contrary, if and to the extent that, on any date (the "Section 16 Determination Date"), the holding by a Holder of shares of the Series B Preferred would result in the Holder's becoming subject to the provisions of Section 16(b) of the Exchange Act by virtue of being deemed the "beneficial owner" of more than 10% of the then outstanding shares of Common Stock, then the Holder shall not have the right, and the Corporation shall not have the obligation, to convert so many of such Holder's shares of Series B Preferred as shall cause such Holder to be deemed the beneficial owner of more than 10% of the then outstanding shares of Common Stock during the period ending 60 days after the Section 16 Determination Date.

     2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the GCL and by the holders of more than two-thirds of the outstanding shares of Series B Preferred in accordance with Section 18(h) of the COD and Section 228 of the GCL.


     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Certificate of Incorporation to be executed by a duly authorized officer this 20th day of August, 2001.


                                         /s/ Dr. Arol I. Buntzman
                                         ------------------------------------
                                         Dr. Arol I. Buntzman
                                         Chairman and Chief Executive Officer

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